Exhibit 5.1

Theravance Biopharma, Inc.
PO Box 309
Ugland House
South Church Street
Grand Cayman KY1-1104
Cayman Islands

26 June 2015

Dear Sirs

Theravance Biopharma, Inc.

We have acted as counsel as to Cayman Islands law to: (i) Theravance Biopharma, Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”),; (ii) Theravance Biopharma Antibiotics, Inc., an exempted company incorporated in the Cayman Islands with limited liability (“TBA); Theravance Biopharma Cayman Holdings, Inc., an exempted company incorporated in the Cayman Islands with limited liability (“TBCH”); and Theravance Biopharma R&D, Inc., an exempted company incorporated in the Cayman Islands with limited liability (“TBRD” and together with the Company, TBA and TBCH, the “Obligors”) in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s registration statement on Form S-3 dated 26 June 2015 (the “Registration Statement”),relating to securities to be issued and sold by the Company from time to time.  Such securities include (a) debt securities, including senior debt securities, senior subordinated debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities of the Company (collectively the “Issuer Debt Securities”), each series of Issuer Debt Securities to be issued under an indenture to be entered into by the Company and the trustee, substantially in the form attached as an Exhibit to the Registration Statement (the “Indenture”), as each such Indenture may be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series, (b) guarantees of such Issuer Debt Securities by one or more Obligor pursuant to the Indenture (any such guarantee, a “Guarantee” and, together with the Issuer Debt Securities, the “Debt Securities”); (c) ordinary shares of the Company of par value US$0.00001 per share (the “Ordinary Shares”), (d) rights to acquire preferred shares of the Company of par value US$0.00001 per share (the “Preferred Share Purchase Rights”) pursuant to the Rights Agreement dated 9 May 2014 entered into between the Company and Computershare, Inc. (the “Rights Agreement”) and (e) contractual warrants to subscribe for shares in the Company (the “Warrants”) to be issued under warrant agreements to be entered into between the Company and the financial institution designated as warrant agent thereunder (the “Warrant Agreement”).

We also have acted as counsel as to Cayman Islands law to the Company in connection with the sale through Cantor Fitzgerald & Co. as the sales agent (the “Sales Agent”) from time to time by the Company of ordinary shares of the Company par value US$0.00001 per share (the “Sales Agreement Shares”) having an aggregate offering price of up to $50,000,000 pursuant to the Registration Statement, for the sale of the Sales Agreement Shares included in the Registration Statement, pursuant to that certain Sales Agreement dated as of June 26, 2015 between the Sales Agent and the Company (the “Sales Agreement”).

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The Certificate of Incorporation of the Company dated 29 July 2013 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted pursuant to special resolutions of the Company dated 28 April 2014 (the “Company Memorandum and Articles”).

1.2                               The Certificate of Incorporation of TBA dated 14 October 2013 and the Memorandum and Articles of Association of TBA as adopted on 14 October 2013 (the “TBA Memorandum and Articles”).

1.3                               The Certificate of Incorporation of TBCH dated 31 March 2015 and the Restated Memorandum and Articles of Association of TBCH as adopted on 31 March 2015 (the “TBCH Memorandum and Articles”).

1.4                               The Certificate of Incorporation of TBRD dated 14 October 2013 and the Memorandum and Articles of Association of TBRD as adopted on 14 October 2013 (the “TBRD Memorandum and Articles” and together with the Company Memorandum and Articles, the TBA Memorandum and Articles, the TBCH Memorandum and Articles and the TBRD Memorandum and Articles, the “Memorandum and Articles”).

1.5                               The minutes (the “2014 Minutes”) of a meeting (the “2014 Meeting”) of the board of directors of the Company held on 27 February 2014, a secretary’s certificate attaching and certifying an extract of the minutes (the “2015 Minutes” and together with the 2014 Minutes, the “Minutes”) of a meeting (the “2015 Meeting” and together with the 2014 Meeting, the “Meetings”) of the board of directors of the Company held on 22 April 2015 and the written resolutions of the board of directors of the Company dated 17 June 2015 (together, the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.6                               Certificates from a director of each Obligor, copies of which are attached to this opinion letter (the “Director’s Certificates”).

1.7                               The Registration Statement.

1.8                               In the case of the Debt Securities, the form of the Indenture.

1.9                               The Rights Agreement.

1.10                        The Sales Agreement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificates. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               The Indenture, the Sales Agreement, the Debt Securities issuable under the Indenture, the Rights Agreement, the Preferred Share Purchase Rights issuable under the Rights Agreement, the Warrants and the Warrant Agreement have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2                               The Indenture, the Sales Agreement, the Debt Securities issuable under the Indenture, the Rights Agreement, the Preferred Share Purchase Rights issuable under the Rights Agreement, the Warrants and the Warrant Agreement are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.3                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4                               The choice of the laws of the State of New York as the governing law of the Indenture, the Sales Agreement, the Debt Securities issuable under the Indenture, the Rights Agreement, The Preferred Share Purchase Rights issuable under the Rights Agreement, the Warrants and the Warrant Agreement has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.5                               All signatures, initials and seals are genuine.

2.6                               The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Obligors, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures, the Sales Agreement, the Debt Securities issuable under the respective Indenture, the Rights Agreement, the Preferred Share Purchase Rights issuable under the Rights Agreement, the Warrants and the Warrant Agreement.

2.7                               The Debt Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered Indenture.

2.8                               The Indenture, the Sales Agreement, the Warrants and the Warrant Agreement will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.9                               The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and the Sales Agreement Shares, and none of the Ordinary Shares or the Sales Agreement Shares will be issued for less than their par value.

2.10                        There will be sufficient Ordinary Shares and Sales Agreement Shares authorised for issue under the Company’s Memorandum and Articles.

2.11                        There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Obligors prohibiting or restricting them from entering into and performing their obligations under a duly authorised, executed and delivered Indenture, the Debt Securities issuable under the respective Indenture, the Sales Agreement, the Rights Agreement, the Preferred Share Purchase Rights issuable under the Rights Agreement, the Warrants and the Warrant Agreement.

2.12                        There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the laws of the State of New York.

2.13                        The issue of (i) the Debt Securities under the Indentures, (ii) the Warrants under the Warrant Agreement, (iii) the Preferred Share Purchase Rights issuable under the Rights Agreement, and (iv) the Ordinary Shares and the Sales Agreement Shares will be of commercial benefit to the Obligors.

2.14                        No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Debt Securities, the Preferred Share Purchase Rights, the Warrants, the Ordinary Shares or the Sales Agreement Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               Each Obligor has been duly incorporated as an exempted company with limited liability and is validly existing.

3.2                               Each Obligor has all the requisite power and authority under its Memorandum and Articles to enter into, execute and perform its obligations under the Indenture to which it will be a party and the Debt Securities issuable under each such Indenture to which it is, or will be, a party.

3.3                               With respect to each issue of Debt Securities pursuant to the Indenture, when (i) the board of directors of the Obligors have taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Obligors and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.4                               With respect to the Ordinary Shares and the Sales Agreement Shares, when (i) the Company’s Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares and/or Sales Agreement Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Ordinary Shares and/or Sales Agreement Shares (being not less than the par value of the Ordinary Shares and/or Sales Agreement Shares) has been fully paid in cash or other consideration approved by the Company’s Board, the Ordinary Shares and/or Sales Agreement Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.5                               The Preferred Share Purchase Rights have been duly authorised by the Company and when such Preferred Share Purchase Rights have been issued and delivered against due payment therefore pursuant to and in accordance with the terms of the Rights Agreement, such Preferred Share Purchase Rights will be legal and binding obligations of the Company.

3.6                               With respect to the Warrants, when (i) the Company’s Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               To maintain each Obligor in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2                               The obligations assumed by each Obligor under the Indentures, the Warrant Agreement or the Debt Securities and Warrants issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms.  In particular:

(a)                                 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)                                 enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)                                  some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                  the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If an Obligor becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles.  Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)                                   arrangements that constitute penalties will not be enforceable;

(g)                                  enforcement may be prevented by reason of fraud, coercion, duress, undue influence,  misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)                                 provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)                                     the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)                                    we reserve our opinion as to the enforceability of the relevant provisions of the Indentures to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)                                 a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures whereby an Obligor covenants to restrict the exercise of powers specifically given to it under the Companies Law (2013 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Obligor.

4.3                               We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures, the Debt Securities, the Warrant Agreement or the Warrants.

4.4                               We have not reviewed the final form of the Indentures, the Debt Securities to be issued thereunder, the Warrant Agreement or the Warrants, and our opinions are qualified accordingly.

4.5                               We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures, the Debt Securities, the Warrant Agreement or the Warrants and enforce the remainder of the Indentures, the Debt Securities, the Warrant Agreement or the Warrants or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures in this regard.

4.6                               Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectuses that are part of the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Indentures, the Debt Securities, the Warrant Agreement or the Warrants or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Obligors.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.  We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indentures, the Debt Securities, the Warrant Agreement or the Warrants and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by Shearman & Sterling LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

/s/ Maples and Calder

Maples and Calder